Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Agriculture & Natural Solutions Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half warrant(1)	Rule 457(a)	34,500,000	$10.00	$345,000,000.00	0.00014760	$50,922.00

	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	34,500,000	—	—	—	—(5)

	Equity	Warrants included as part of the units(4)	Rule 457(g)	17,250,000	—	—	—	—(5)

	Equity	Class A ordinary shares underlying the warrants	Rule 457(a)	17,250,000	$11.50	$198,375,000.00	0.00014760	$29,280.15

		Total Offering Amounts				$543,375,000.00		$80,202.15

		Total Fees Previously Paid						$ 0.00

		Total Fee Offsets						$ 0.00

		Net Fee Due						$80,202.15

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated pursuant to Rule 457(a) under the Securities Act of 1933.
(3)	Includes 4,500,000 units, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(4)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(5)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.